Exhibit 99.1

Isle of Capri Casinos, Inc. Announces Management Changes

SAINT LOUIS, MISSOURI — July 10, 2014 — Isle of Capri Casinos, Inc. (Nasdaq: ISLE) (the “Company” or “Isle”) announced today the following management changes.  The position of Executive Chairman of the Board of Directors, currently held by Jim Perry, has been eliminated.  Mr. Perry continues to serve as a member of the Board of Directors.  Robert Goldstein, currently the Vice Chairman of the Board of Directors, has been named (non-executive) Chairman of the Board of Directors.  Additionally, the position of Chief Strategic Officer, currently held by Eric Hausler, has been eliminated and Mr. Hausler has been named the Company’s Chief Financial Officer.  Mr. Hausler succeeds Dale Black who served as Chief Financial Officer since 2007.  Mr. Black is leaving the Company to pursue other interests.  The appointments are subject to customary regulatory approvals.

Isle’s Chief Executive Officer, Virginia McDowell said, “Through our ongoing profit improvement program, we continue to streamline our operations and look for more efficient ways to operate our business.  In addition to eliminating the Executive Chairman and Chief Strategic Officer positions, we have also today eliminated several other senior positions in our corporate office.  As a result of these actions, we expect to reduce annual corporate expense by approximately $2.5 million going forward, exclusive of severance costs.”

Isle’s Chairman, Rob Goldstein, commented, “On behalf of the Board of Directors and our shareholders, I want to thank Jim for his leadership as Executive Chairman and for his continued service as a member of our Board of Directors.  I also want to thank Dale for his contributions to Isle over the last seven years.”

Mr. Hausler brings approximately 15 years of financial and gaming industry experience to his new role at the Company and as Chief Financial Officer will oversee all of the Company’s financial and accounting affairs.  He will also continue to oversee the company’s strategy and development activities.  Mr. Hausler joined Isle in 2009 as its Senior Vice President, Strategic Initiatives.  In 2011 he was named Chief Strategic Officer. Prior to joining Isle, from October 2006 to August 2009, Mr. Hausler served as Senior Vice President of Development for Trump Entertainment Resorts, Inc.  Prior to that, Mr. Hausler was a managing director in fixed income research at Bear Stearns & Co. Inc. where he covered the gaming, lodging and leisure industries.  Mr. Hausler joined Bear Stearns in late 1999 as an associate in equity research covering the gaming, lodging and leisure industries and also held positions at Deutsche Bank Securities, Inc. and Susquehanna Financial Group LLLP.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates 15 gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Pennsylvania and Florida. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.